Exhibit (a)(5)(ii)
FOR IMMEDIATE RELEASE

Advent Claymore Closed-End Funds Announce Expiration and Results of Tender Offers for Auction Preferred Shares

Lisle, Illinois – December 13, 2012  – Advent Claymore Convertible Securities and Income Fund (NYSE: AVK) and Advent Claymore Convertible Securities and Income Fund II (NYSE: AGC) (together the “Funds”) announce the expiration and results of the previously announced tender offers for up to 100% of the  outstanding auction market preferred shares (“AMPS”) of each Fund.  Each Fund’s tender offer expired at 5:00 p.m., Eastern time, on Wednesday, December 12, 2012.

AVK has accepted for payment 10,417 AMPS that were properly tendered and not withdrawn, which represents approximately 99.4% of its outstanding AMPS.  AGC has accepted for payment 6,776 AMPS that were properly tendered and not withdrawn, which represents approximately 99.7% of its outstanding AMPS.   Details of the number of AMPS tendered and not withdrawn per series are provided in the table below:

Fund	Series	CUSIP	Number of AMPS Tendered	Number of AMPS Outstanding After Tender Offer
AVK	Series M7	00764C208	2,023	25
AVK	Series T28	00764C307	2,046	2
AVK	Series W7	00764C406	2,018	30
AVK	Series TH28	00764C505	2,046	2
AVK	Series F7	00764C604	1,141	3
AVK	Series W28	00764C703	1,143	1

AGC	Series T7	007639-206	3,390	10
AGC	Series W7	007639-305	3,386	14

Each Fund offered to purchase its AMPS at a price equal to 99% of the liquidation preference of $25,000 per share (or $24,750 per share), plus any unpaid dividends accrued through the expiration of the offer.  Each Fund will purchase the AMPS that it has accepted for payment as promptly as practicable.   The AMPS of each Fund that were not tendered will remain outstanding.

Each Fund is refinancing its tendered AMPS through alternative forms of leverage, including borrowings and reverse repurchase agreement transactions.  Each Fund initially intends to maintain the total amount of outstanding leverage approximately equal to the aggregate liquidation preference of such Fund’s AMPS prior to the tender offer.   However, the actual amount of each Fund’s total leverage may vary over time and each Fund may, from time to time, seek to increase or decrease its total outstanding leverage, within limits of the Investment Company Act of 1940, as determined by the Boards and Fund management.

For more information about each Fund’s recently expired tender offer, please contact Okapi Partners LLC, the Funds’ information agent for the offers, toll free at 877-274-8654.

Additional Information

Advent Capital Management, LLC serves as each Fund’s investment manager. Based in New York, New York, Advent Capital Management is a credit-oriented firm specializing in the management of convertible, high-yield and equity securities across three lines of business – long-only strategies, hedge funds and closed-end funds. The firm manages assets for several FORTUNE 500 companies, foundations, endowments, public pension plans, insurance companies and closed-end funds.

Guggenheim Investments represents the investment management division of Guggenheim Partners (“Guggenheim”), which consists of investment managers with approximately $137 billion in combined total assets*. Collectively, Guggenheim Investments has a long, distinguished history of serving institutional investors, ultra-high-net-worth individuals, family offices and financial intermediaries. Guggenheim Investments offers clients a wide range of differentiated capabilities built on a proven commitment to investment excellence. Guggenheim Investments has offices in Chicago, New York City and Santa Monica, along with a global network of offices throughout the United States, Europe, and Asia.
Guggenheim Investments is comprised of several investment management entities within Guggenheim
Partners, which includes Guggenheim Funds Distributors, LLC, which serves as shareholder servicing agent for AVK, and Guggenheim Funds Investment Advisors, LLC, which serves as investment adviser for AGC.

*The total asset figure is as of September 30, 2012 and includes $9.56B of leverage for Assets Under Management and $0.83B of leverage for Serviced Assets. Total assets include assets from Security Investors, LLC, Guggenheim Partners Investment Management, LLC (“GPIM”, formerly known as Guggenheim Partners Asset Management, LLC; GPIM assets also include all assets from Guggenheim Investment Management, LLC which were transferred as of June 30, 2012), Guggenheim Funds Investment Advisors and its affiliated entities, and some business units including Guggenheim Real Estate, LLC, Guggenheim Aviation, GS GAMMA Advisors, LLC, Guggenheim Partners Europe Limited, Transparent Value Advisors, LLC, and Guggenheim Partners India Management. Values from some funds are based upon prior periods.

This information does not represent an offer to sell securities of the Funds and it is not soliciting an offer to buy securities of the Funds. There can be no assurance that the Funds will achieve their investment objectives. The net asset value of the Funds will fluctuate with the value of the underlying securities. It is important to note that closed-end funds trade on their market value, not net asset value, and closed-end funds often trade at a discount to their net asset value. Past performance is not indicative of future performance. An investment in the Funds is subject to certain risks and other considerations. Such risks and considerations may include, but are not limited to: Investment and Market Risk; Convertible Securities Risk; Structured and Synthetic Convertible Securities Risk; Lower Grade Securities Risk; Equity Securities Risk; Preferred Securities Risk; Derivatives Risk; Interest Rate Risk; Leverage Risk; Anti-Takeover Provisions; Foreign Securities Risk; Foreign Currency Risk; Market Disruption Risk; Risk Associated with the Fund’s Covered Call Option Writing Strategy; Senior and Second Lien Secured Loan Risk, AMPS Risk and Illiquidity Risk.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of the Funds carefully before they invest. For this and more information, please contact a securities representative or Guggenheim Funds Distributors, LLC, 2455 Corporate West Drive, Lisle, Illinois 60532, 800-345-7999.

Analyst Inquiries
William T. Korver
630.505.3700
william.korver@guggenheiminvestments.com

Media Inquiries
Jeaneen Pisarra
917.386.0387
jeaneen.pisarra@guggenheiminvestments.com

NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE

Member FINRA/SIPC (12/12)